Exhibit 10.9

SPX FLOW
EXECUTIVE ANNUAL BONUS PLAN

SPX FLOW, Inc., a Delaware corporation (the “Company”), adopts the SPX FLOW Executive Annual Bonus Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.  Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

1.                                      Definitions.  As used herein, the following terms shall have the respective meanings indicated:

(a)                                 “Board” shall mean the Board of Directors of the Company.

(b)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c)                                  “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan that is comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(d)                                 “Company” shall mean SPX FLOW, Inc., a Delaware corporation.

(e)                                  “Eligible Executive” shall mean the Company’s Chief Executive Officer, each other executive officer of the Company, and each other employee that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

(f)                                   “Incentive Bonus” shall mean, for each Participant, an annual bonus to be paid in the amount determined by the Committee pursuant to Section 6 below.

(g)                                  “Maximum Potential Incentive Bonus” shall mean, with respect to any Participant for any Performance Period, $4,000,000.

(h)                                 “Participant” means, with respect to any Performance Period, an Eligible Executive who is eligible to participate in the Plan for such Performance Period in accordance with Section 3.

(i)                                     “Performance Goal(s)” means the level or levels of Performance Measures established by the Committee for a Performance Period.

(j)                                    “Performance Measures” means, with respect to any Performance Period, one or more of the following, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return.  Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals.  The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Code Section 162(m).

(k)                                 “Performance Period” shall mean the fiscal year of the Company, except that the initial Performance Period shall be from the Distribution Date (as defined in Section 12), or such other date set by the Committee, to the last day of the calendar year containing the Distribution Date.

(l)                                     “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

2.                                      Administration of the Plan.  The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay an Incentive Bonus for each Participant.  Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus that is payable to any other Participant.  Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its subsidiaries, any Participant and any person claiming any benefit or right under the Plan.

3.                                      Eligibility.  All Eligible Executives shall be Participants in the Plan unless the Committee, in its sole and absolute discretion, designates that an Eligible Executive shall not be eligible for participation in the Plan for a Performance Period.

4.                                      Awards.  Not later than the 90th day of each Performance Period (or such earlier date as required by Code Section 162(m)), the Committee shall designate, in writing, the Performance Goal(s) to be attained for each Participant for such Performance Period based on one or more Performance Measures, and the payout schedule detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Goal(s).

5.                                      Committee Certification.  As soon as reasonably practicable after the end of each Performance Period, but in no event later than March 15 following the end of such Performance Period, the Committee shall certify, in writing, (i) whether and to what extent the Performance Goal(s) for the Performance Period were satisfied, and (ii) the amount available for each Participant’s Incentive Bonus for such Performance Period based upon the payout schedule established under Section 4 for such Participant for the Performance Period.

6.                                      Payment of Incentive Bonuses.  The amount of the Incentive Bonus actually paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero, provided that the actual Incentive Bonus paid shall not exceed the amount determined as payable by the Committee under Section 5 for the Performance Period or the Maximum Potential Incentive Bonus.  Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than March 15 following the end of the Performance Period to which such Incentive Bonus relates.  To the extent provided by the Committee, in its sole discretion, the annual Incentive Bonus may be paid in the form of shares of Company common stock under a shareholder-approved stock plan of the Company, or may be deferred under a nonqualified deferred compensation program maintained by the Company, subject to the terms and conditions of such plan or program.

7.                                      No Right to Bonus or Continued Employment.  Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.  The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise.  Notwithstanding any other provision hereof and notwithstanding the fact that the stated Performance Goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

8.                                      Withholding.  The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

9.                                      Nontransferability.  Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10.                               Unfunded Plan.  The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan.  Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company.  A Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

11.                               Repayment/Forfeiture of Incentive Bonus.  If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) any Participant whose Incentive Bonus is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, and (b) any Participant who the Committee determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or inactions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any Incentive Bonus earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.  To the extent such Incentive Bonus was deferred under a nonqualified deferred compensation plan maintained by the Company rather than paid to the Participant, the amount of bonus deferred (and any earnings thereon) shall be forfeited.

12.                               Adoption, Amendment, Suspension and Termination of the Plan.

(a)                                 The Company has entered into a Separation and Distribution Agreement with SPX Corporation (“SPX”) (the “Separation Agreement”), which provides for a “Distribution” (as defined in the Separation Agreement), by which SPX will separate into two separate, publicly traded companies, SPX and the Company.  Until the Distribution, the Company is a wholly owned subsidiary of SPX.  The Plan was approved by SPX, as the sole shareholder of the Company, and by the Board, on September 23, 2015.  The Plan shall be effective as of such approval date.

(b)                                 Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

(c)                                  No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

13.                               Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of North Carolina, County of Mecklenburg, including the Federal Courts located therein (should Federal jurisdiction exist).

14.                               Compensation Recovery Policy.  The Incentive Bonuses awarded under this Plan shall be subject to any compensation recovery or claw back policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company.  As consideration for and by accepting any Incentive Bonus under the Plan, the Participant agrees that all prior Incentive Bonuses made by the Company to the Participant shall become subject to the terms and conditions of this Section 14.